EXHIBIT 21.1



Registrant's Subsidiaries                  Jurisdiction of Organization
-------------------------                  ----------------------------

Diana Trading Ltd.                         Republic of the Marshall Islands

Alterwall Business Inc.                    Republic of Panama

Allendale Investments S.A.                 Republic of Panama

Alcinoe Shipping Limited                   Republic of Cyprus

Searoute Maritime Limited                  Republic of Cyprus

Oceanpride Shipping Limited                Republic of Cyprus

Oceanopera Shipping Limited                Republic of Cyprus

Salina Shipholding Corp.                   Republic of the Marshall Islands

Cove Apparel, Inc.                         Delaware

Xenia International Corporation            Republic of the Marshall Islands

Prospero Maritime Inc.                     Republic of the Marshall Islands









SK 02558 0002 700380